Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Energy and Power Fund Provides Operational Update and Announces Details of Quarterly Shareholder Conference Call

PHILADELPHIA, PA, November 15, 2011 – FS Energy and Power Fund (“FSEP”), a business development company focused primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry, provides an overview of its operating results for the quarter ended September 30, 2011.  As previously announced, FSEP will hold its third quarter investor update conference call at 3:00 p.m. EST on Wednesday, November 16, 2011 to discuss these results.

Financial Highlights

•	FSEP commenced operations on July 18, 2011.

•	As of November 11, 2011, FSEP has raised total gross proceeds of approximately $45.7 million, including a sponsor commitment of over $20 million from Franklin Square and its affiliates.

•	From the commencement of operations through September 30, 2011, FSEP generated:

•	Total GAAP basis net investment income of approximately $349,000, or $0.13 per share; and

•	Total net realized gain on investments of approximately $62,000, or $0.02 per share.

•	From the commencement of operations through September 30, 2011, FSEP paid cash distributions to investors totaling approximately $0.13 per share.

Recent Notable Announcements

•
On November 14, 2011, FSEP announced that it had amended its distribution reinvestment plan.  Pursuant to the amended distribution reinvestment plan, which will be effective as of January 1, 2012, shareholders electing to participate in the amended plan will have their distributions reinvested in additional common shares of FSEP at a purchase price equal to 90% of the public offering price in effect on the date of purchase. Currently under the plan, common shares are purchased at 95% of FSEP’s public offering price in effect on the date of purchase.

Investor Update Call

FSEP will hold its third quarter investor update call on Wednesday, November 16, 2011, at 3:00 p.m. EST.  In order to participate, interested parties should dial (800) 446-1671 at least 10 minutes prior to the beginning of the conference call and provide the confirmation code 31015905 when prompted. A recording of the call will be available for replay for a period of 30 days under the “Investor Relations” section of FSEP’s website (www.fsenergyandpowerfund.com).

Other Information

The information in this press release is summary information only and should be read in conjunction with FSEP’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, which FSEP filed with the Securities and Exchange Commission (“SEC”) on November 14, 2011, as well as FSEP’s other reports filed with the SEC. A copy of FSEP’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and FSEP’s other reports filed with the SEC can be found on FSEP’s website at www.fsenergyandpowerfund.com and the SEC’s website at www.sec.gov.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSEP.  Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSEP makes with the SEC.  FSEP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About FS Energy and Power Fund

FSEP, the second investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company. FSEP focuses primarily on investing in the debt and income-oriented equity securities of privately-held U.S. companies in the energy and power industry. FSEP’s investment objective is to generate current income and long-term capital appreciation. FSEP is managed by FS Investment Advisor, LLC and is sub-advised by GSO Capital Partners LP (“GSO”).  GSO, with approximately $33.6 billion in assets under management as of September 30, 2011, is the credit platform affiliate of The Blackstone Group L.P. For more information, please visit www.fsenergyandpowerfund.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square is committed to best practices and transparency, including a commitment to fully earned distributions, mark-to-market pricing and a significant sponsor investment in its products.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.